Exhibit 99.1
Cohu Reports First Quarter 2010 Operating Results
POWAY, Calif., April 21, 2010 — Cohu, Inc. (NASDAQ:COHU) today reported fiscal 2010 first quarter net sales of $64.8 million and GAAP net income of $0.9 million or $0.04 per share. The Company also reported non-GAAP results, with first quarter 2010 net income of $3.1 million or $0.13 per share.

GAAP Results	Q1 FY 2010	Q4 FY 2009	Q1 FY 2009
Net sales	$64.8 million	$52.2 million	$36.6 million
Net income (loss)	$0.9 million	$0.8 million	$(6.3) million
Income (loss) per share	$0.04	$0.03	$(0.27)

Non-GAAP Results	Q1 FY 2010	Q4 FY 2009	Q1 FY 2009
Non-GAAP net income (loss)	$3.1 million	$2.5 million	$(4.7) million
Non-GAAP income (loss) per share	$0.13	$0.11	$(0.20)
Sales of semiconductor equipment accounted for 86% of fiscal 2010 first quarter sales. Microwave communications equipment and video cameras and related equipment contributed 8% and 6%, respectively, for the same period.
Orders were $81.8 million for the first quarter of 2010 and $68.8 million for the fourth quarter of 2009. Orders for semiconductor equipment were $74.7 million in the first quarter of 2010 compared to $60.0 million in the fourth quarter of 2009. Total consolidated backlog was $96.1 million at March 27, 2010 compared to $79.1 million at December 26, 2009. Cohu expects second quarter 2010 sales to be approximately $75 million.
James A. Donahue, Chairman, President and Chief Executive Officer, stated, “Cohu achieved a third consecutive quarter of non-GAAP profitability and was also profitable on a GAAP basis in the first quarter of 2010. Sales exceeded our previous expectations, as a result of higher revenue in our semiconductor test handler operations, due in part to the recognition of additional deferred revenue on new test handler products that gained customer acceptance during the first quarter.”
Donahue continued, “Both consolidated and semiconductor equipment orders were at the highest level since the first quarter of 2000. Unit orders for test handlers in Q1 increased 42% sequentially and a remarkable 650% year-over-year. Demand was strong for all major handler products. Rasco had another excellent quarter, including record quarterly orders, supporting our view that Rasco is gaining market share in the gravity and test-in-strip handler markets.”
Donahue concluded, “Semiconductor sales are improving and customer forecasts for our equipment continue to strengthen, typically with requirements for fast delivery. We expect volatility in near-term capacity requirements, but customer sentiment remains positive.”
Use of Non-GAAP Financial Information:
Included within this press release are non-GAAP financial measures that supplement the Company’s Condensed Consolidated Statements of Operations prepared under generally accepted accounting principles (GAAP). These non-GAAP financial measures adjust the Company’s actual results prepared under GAAP to exclude charges and the related income tax effect for share-based compensation, the amortization of acquired intangible assets and inventory step-up adjustments. Reconciliations of GAAP to non-GAAP amounts for the periods presented herein are provided in schedules accompanying this release and should be considered together with the Condensed Consolidated Statements of Operations.

These non-GAAP measures are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. The Company’s management believes that this information can assist investors in evaluating the Company’s operational trends, financial performance, and cash generating capacity. Management believes these non-GAAP measures allow investors to evaluate Cohu’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for (or superior to) corresponding, similarly captioned, GAAP measures.
Forward Looking Statements:
Certain matters discussed in this release, including statements concerning Cohu’s new products and expectations of business conditions, orders, sales, revenues and operating performance are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, our ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; failure to obtain customer acceptance resulting in the inability to recognize revenue and accounts receivable collection problems; customer orders may be canceled or delayed; inventory, goodwill and other intangible asset write-downs; the concentration of our revenues from a limited number of customers; intense competition in the semiconductor test handler industry; our reliance on patents and intellectual property; compliance with U.S. export regulations; and the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers. These and other risks and uncertainties are discussed more fully in Cohu’s filings with the Securities and Exchange Commission, including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.
About Cohu:
Cohu is a supplier of test handling, burn-in and thermal solutions used by the global semiconductor industry, microwave communications and video equipment.
Cohu will be conducting their conference call on Wednesday, April 21, 2010 at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time. The call will be webcast at www.cohu.com. Replays of the call can be accessed at www.cohu.com.
For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com. Contact: Jeffrey D. Jones — Investor Relations (858) 848-8106

COHU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended (1)
	March 27,	March 28,
	2010	2009
Net sales	$64,830	$36,582
Cost and expenses:
Cost of sales (2)	44,831	29,187
Research and development	8,649	7,965
Selling, general and administrative	9,879	9,045

	63,359	46,197

Income (loss) from operations	1,471	(9,615)
Interest and other, net	174	483

Income (loss) before income taxes	1,645	(9,132)
Income tax provision (benefit)	738	(2,870)

Net income (loss)	$907	$(6,262)

Income (loss) per share:
Basic	$0.04	$(0.27)

Diluted	$0.04	$(0.27)

Weighted average shares used in computing income (loss) per share (3):
Basic	23,549	23,344

Diluted	23,870	23,344

(1)	The three-month periods ended March 27, 2010 and March 28, 2009 were each comprised of 13 weeks.

(2)	The three-month period ended March 28, 2009 included a pretax charge of $2.6 million for the write-down of inventory due to weak business conditions in the back-end semiconductor equipment industry.

(3)	For the first quarter ended March 28, 2009, potentially dilutive securities were excluded from the per share computations due to their antidilutive effect.

COHU, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands) (Unaudited)

	March 27,	December 26,
	2010	2009
Assets:
Current assets:
Cash and investments	$84,679	$84,906
Accounts receivable	44,885	43,389
Inventories	59,447	52,428
Deferred taxes and other	9,615	12,827

Total current assets	198,626	193,550
Property, plant & equipment, net	38,356	38,006
Goodwill	59,169	61,764
Intangible assets, net	31,600	35,483
Other assets	2,523	1,315

Total assets	$330,274	$330,118

Liabilities & Stockholders’ Equity:
Current liabilities:
Deferred profit	$7,394	$5,322
Other current liabilities	51,159	48,631

Total current liabilities	58,553	53,953
Deferred taxes and other noncurrent liabilities	19,789	18,916
Stockholders’ equity	251,932	257,249

Total liabilities & stockholders’ equity	$330,274	$330,118

COHU, INC.
Supplemental Reconciliation of GAAP Results to Non-GAAP Financial Measures (Unaudited)
(in thousands, except per share amounts)

		Three Months Ended
	March 27,	December 26,	March 28,
	2010	2009	2009
Income (loss) from operations — GAAP basis (a)	$1,471	$(582)	$(9,615)

Non-GAAP adjustments:
Share-based compensation included in (b):
Costs of goods sold	81	106	58
Research and development	262	320	204
Selling, general and administrative	492	478	446

	835	904	708

Amortization of intangible assets included in (c):
Costs of goods sold	1,361	1,420	1,303
Research and development	—	—	—
Selling, general and administrative	216	226	207

	1,577	1,646	1,510

Inventory step-up included in costs of goods sold (d)	180	—	—

Income (loss) from operations — non-GAAP basis (e)	$4,063	$1,968	$(7,397)

Net income (loss) — GAAP basis	$907	$770	$(6,262)
Non-GAAP adjustments (as scheduled above)	2,592	2,550	2,218
Tax effect of non-GAAP adjustments (f)	(384)	(773)	(705)

Net income (loss) — non-GAAP basis	$3,115	$2,547	$(4,749)

GAAP net income (loss) per share — diluted	$0.04	$0.03	$(0.27)

Non-GAAP net income (loss) per share — diluted (g)	$0.13	$0.11	$(0.20)

Management believes the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods and these non-GAAP measures allow investors to evaluate the Company’s financial performance using some of the same measures as management. Management views share-based compensation as an expense that is unrelated to the Company’s operational performance as it does not require cash payments and can vary in amount from period to period and the elimination of amortization charges provides better comparability of pre and post-acquisition operating results and to results of businesses utilizing internally developed intangible assets. Additionally, management has excluded inventory step-up costs associated with our acquisition of Rasco, primarily because it is not reflective of our ongoing operating results, and is not used by management to assess the core profitability of our business operations. However, the non-GAAP financial measures should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures. The presentation of non-GAAP financial measures above may not be comparable to similarly titled measures reported by other companies and investors should be careful when comparing our non-GAAP financial measures to those of other companies.

(a)	2.3%, (1.1)% and (26.3)% of net sales, respectively.

(b)	To eliminate compensation expense for employee stock options, restricted stock units and our employee stock purchase plan.

(c)	To eliminate the amortization of intangible assets acquired in the fiscal 2008 acquisition of Rasco, the fiscal 2007 acquisition of Tandberg Television AVS GmbH and the fiscal 2006 acquisition of Unigen.

(d)	To eliminate the inventory step-up associated with certain semiconductor test systems sold.

(e)	6.3%, 3.8% and (20.2)% of net sales, respectively.

(f)	To adjust the provision (benefit) for income taxes related to the adjustments described in notes (b), (c) and (d) above based on applicable tax rates.

(g)	Computed using number of GAAP diluted shares outstanding for each period presented.